Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (the “Amendment”), dated as of August 16, 2012, to that certain Employment Agreement (the “Agreement”) by and, between Body Central Corp. (the “Company”), and Thomas W. Stoltz (the “Executive”) dated as of the 7th day of September, 2011 (the “Agreement”).

The undersigned parties hereby desire to amend the Agreement in the manner set forth herein.  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Effective as of the date of this Amendment, Section 1 of the Agreement is hereby amended by deleting subsection (b) in its entirety and inserting in lieu thereof the following:

(b)                                 Position and Duties.  During the Term, the Executive shall serve as the Chief Operating Officer, Chief Financial Officer and Treasurer of the Company, and shall have responsibilities and duties consistent with such positions and such additional duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the level of the Executive’s position or other positions that the Executive may hold from time to time.  Executive understands and agrees that the Board may relieve Executive from the position of Chief Financial Officer at any time and under no circumstances shall relieving the Executive of the title, powers, duties and/or responsibilities of Chief Financial Officer be deemed to give rise to a “Good Reason Condition” as defined in Section 3, below.  In addition to the foregoing, Executive agrees that, at the discretion of the Board, the Board may appoint him to the position of Interim Chief Executive Officer of the Company without further compensation.  Executive understands and agrees that, in the event that the Board appoints him to the position of Interim Chief Executive Officer, then: (x) in addition to the foregoing, Executive shall have such additional powers, duties and responsibilities commensurate with such position;  (y) the Board may relieve Executive from the position of Interim Chief Executive Officer at any time; and (z) under no circumstances shall relieving the Executive of the title, powers, duties and/or responsibilities of Interim Chief Executive Officer be deemed to give rise to a “Good Reason Condition” as defined in Section 3, below.  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties, responsibilities and obligations to the Company under this Agreement or otherwise.

2.                                       Effective as of the date of this Amendment, Section 2 of the Agreement is hereby amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:

(a)                                  Base Salary.  During the Term, the Executive’s base salary shall be based on an annual rate of Four Hundred Twenty Five Thousand dollars ($425,000).  The annual base salary rate in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

3.                                       Effective as of the date of this Amendment, Section 2 of the Agreement is hereby amended by deleting subsection (b) in its entirety and inserting in lieu thereof the following:

(b)                                 Discretionary Bonus.  During the Term, the Executive shall be eligible to receive discretionary bonuses as determined by the Compensation Committee from time to time in its sole discretion (“Discretionary Bonuses”).  Discretionary Bonuses (if any) shall be payable at the same time bonuses are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time.  The Executive’s target Discretionary Bonus shall be equal to 65% of Base Salary and shall be based on the performance of the Company and the Executive; provided that such target shall not limit the discretion of the Compensation Committee.  In no case shall the Executive’s Discretionary Bonus pertaining to a given fiscal year exceed 130% of the Executive’s Base Salary.  To be eligible to receive a Discretionary Bonus for a given year, the Executive must be employed by the Company on the day such Discretionary Bonus for such year is paid (the “Discretionary Bonus Vesting Date”).  The Executive shall not be deemed to have earned or be entitled to (and shall not receive) any Discretionary Bonus for a given year or any pro-rata portion of any Discretionary Bonus for a given year if the Executive’s employment terminates for any reason (whether by the Company or the Executive) prior to the Discretionary Bonus Vesting Date.

4.                                       Section 2 of the Agreement is hereby amended by deleting subsection (c) in its entirety and inserting in lieu thereof the following:

(c) Stock Options.

(i)                                     On the Commencement Date, the Executive was granted non-qualified options to purchase 40,000 shares of the Company’s Common Stock pursuant to and subject to the terms and conditions set forth in the Body Central Corp.

Amended and Restated 2006 Equity Incentive Plan (the “Option Plan”) and a Non-Qualified Stock Option Agreement (the “Option Agreement”) between the Executive and the Company.  In addition to the foregoing and in connection with Executive’s elevation to Chief Operating Officer, the Executive will be granted non-qualified options to purchase 50,000 shares of the Company’s Common Stock pursuant to and subject to the terms and conditions set forth in the Option Plan and Option Agreement.

(ii)                                  In addition to the foregoing, the Executive shall also be eligible to receive an annual long-term grant valued at $300,000 and comprised of 2/3 of such value (as determined based on the Black-Scholes model) being in the form of options to purchase the Company’s common stock and 1/3 of such value being in the form of the Company’s restricted stock, in each case pursuant to and subject to the terms and conditions set forth in the Option Plan and the relevant award agreement.

5.                                       Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

THOMAS W. STOLTZ		BODY CENTRAL CORP., BODY SHOP OF AMERICA, INC and CATALOGUE VENTURES, INC.

By:	/s/ Thomas W. Stoltz	By:	/s/ John K. Haley
	Thomas W. Stoltz		John K. Haley
Chairman of the Board

Dated:	8/21/2012	Dated:	8/21/2012